Tortoise Capital Resources Corp. Announces Closing of International Resource Partners LP Sale

 LEAWOOD, Kan.--April 18, 2011--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) today announced that James River Coal Company completed its acquisition of International Resource Partners, LP.

TTO received $31.6 million in cash which is subject to a final working capital adjustment. An additional $2.1 million was placed in escrow pursuant to the terms of the agreement. Proceeds from the escrow account will be released upon satisfaction of certain post closing obligations or the expiration of certain time periods.

TTO anticipates investing the proceeds of the sale of IRP in publicly traded MLPs and cash equivalents, pending being deployed in new qualifying investments and subject to limitations on publicly traded investments in the BDC structure. TTO anticipates paying a distribution of not less than $0.10 per share, per quarter, for the remainder of fiscal 2011. In order to sustain this distribution level for 2011, TTO may elect to include a small portion of the proceeds from the IRP sale, depending on the operating performance of selected portfolio companies and their ability to return to near historic distribution levels.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. invests primarily in privately held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors

Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of March 31, 2011, the adviser had approximately $6.6 billion of assets under management. For more information, visit our website at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com